Exhibit 99.5
Northfield Bank
(Northfield Bancorp, Inc.)
06/05/2007
PROPOSED MAILING AND INFORMATIONAL MATERIALS
INDEX
1.	Dear Depositor Letter*

2.	Dear Friend Letter — Eligible Account Holders who are no longer Depositors*

3.	Dear Potential Investor Letter*

4.	Dear Customer Letter — Used as a Cover Letter for States Requiring “Agent” Mailing*

5.	Stock Q&A (page 1 of 4)*

6.	Stock Q&A (page 2 of 4)*

7.	Stock Q&A (page 3 of 4)*

8.	Stock Q&A (page 4 of 4)*

9.	Stock Order Form (page 1 of 2)*

10.	Stock Order Form Certification (page 2 of 2)*

11.	Stock Order Form Guidelines*

12.	OTS Guidance Letter*

13.	Invitation Letter — Informational Meetings

14.	Dear Subscriber/Acknowledgment Letter — Initial Response to Stock Order Received

15.	Dear Shareholder — Confirmation Letter

16.	Dear Interested Investor — No Shares Available Letter

17.	Welcome Shareholder Letter — For Initial Certificate Mailing

18.	Dear Interested Subscriber Letter — Subscription Rejection

19.	Letter for Sandler O’Neill Mailing to Clients*

    *Accompanied by a Prospectus

    1 through 12: Produced by the Financial Printer
    13 through 19: Produced by the Conversion Center

[Northfield Bancorp, Inc.]
Dear Member:
In 1995, Northfield Bank reorganized into the mutual holding company structure, becoming a wholly-owned subsidiary of Northfield Bancorp, MHC. In 2002, Northfield Bank formed Northfield Bancorp, Inc. as its mid-tier stock holding company. Northfield Bancorp, Inc. is now offering approximately 43% of its shares of common stock for sale in a minority stock offering. We are raising capital to support Northfield Bank’s future growth. The leadership of our company will remain with our current management, and customers will see few if any changes in the way we do business.
As a qualifying account holder, you may take advantage of your nontransferable rights to subscribe for shares of Northfield Bancorp, Inc. common stock on a priority basis, before any potential offering to the remainder of the general public. The enclosed prospectus describes the stock offering and the operations of Northfield Bank, Northfield Bancorp, Inc. and Northfield Bancorp, MHC. If you wish to subscribe for shares of common stock, please complete the enclosed stock order and certification form and mail it, along with full payment for the shares (or appropriate instructions authorizing withdrawal from a deposit account with Northfield Bank) to Northfield Bancorp, Inc. in the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” or return it to the Stock Information Center of Northfield Bank located at xxxxxxxxxx. Stock order forms will not be accepted at any of our branch offices. Your order must be physically received (not postmarked) by Northfield Bancorp, Inc.’s Stock Information Center no later than XX:00 x.m., Eastern time, on XXXday, September XX, 2007. Please read the prospectus carefully before making an investment decision.
If you wish to use funds in your IRA at Northfield Bank to subscribe for shares of common stock, please be aware that federal law requires that such funds first be transferred to a self-directed retirement account with a trustee other than Northfield Bank. However, if you intend to use other funds to subscribe for shares of common stock due to your eligibility as an IRA account holder, you need not close and transfer the IRA account. The transfer of such funds to a new trustee takes time, so please make arrangements as soon as possible.
If you have any questions after reading the enclosed material, please call our stock information center at (XXX) XXX-XXXX, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern time. Please note that the stock information center will open on Xxxday, August xxth.

Sincerely,

John W. Alexander
Chairman, President and
Chief Executive Officer
The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.
This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus.

[Northfield Bancorp, Inc.]
Dear Friend of Northfield Bank:
In 1995, Northfield Bank reorganized into the mutual holding company structure, becoming a wholly-owned subsidiary of Northfield Bancorp, MHC. In 2002, Northfield Bank formed Northfield Bancorp, Inc. as its mid-tier stock holding company. Northfield Bancorp, Inc. is now offering approximately 43% of its shares of common stock for sale in a minority stock offering. We are raising capital to support Northfield Bank’s future growth. The leadership of our company will remain with our current management, and customers will see few if any changes in the way we do business.
As a former account holder, you may take advantage of your nontransferable rights to subscribe for shares of Northfield Bancorp, Inc. common stock on a priority basis, before any potential offering to the remainder of the general public. The enclosed prospectus describes the stock offering and the operations of Northfield Bank, Northfield Bancorp, Inc. and Northfield Bancorp, MHC. If you wish to subscribe for shares of common stock, please complete the stock order and certification form and mail it, along with full payment for the shares (or appropriate instructions authorizing withdrawal from a deposit account with Northfield Bank) to Northfield Bancorp, Inc. in the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” or return it to the Stock Information Center of Northfield Bank located at xxxxxxxxxx. Stock order forms will not be accepted at any of our branch offices. Your order must be physically received (not postmarked) by Northfield Bancorp, Inc.’s Stock Information Center no later than XX:00 x.m., Eastern time, on XXXday, September XX, 2007. Please read the prospectus carefully before making an investment decision.
If you have any questions after reading the enclosed material, please call our stock information center at (XXX) XXX-XXXX, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern time. Please note that the stock information center will open on Xxxday, August xxth.

Sincerely,

John W. Alexander
Chairman, President and
Chief Executive Officer
The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.
This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus.

[Northfield Bancorp, Inc.]
Dear Potential Investor:
We are pleased to provide you with the enclosed material in connection with the stock offering by Northfield Bancorp, Inc. We are raising capital to support Northfield Bank’s future growth.
This information packet includes the following:
PROSPECTUS: This document provides detailed information about the operations of Northfield Bank, Northfield Bancorp, Inc. and Northfield Bancorp, MHC and the proposed stock offering by Northfield Bancorp, Inc. Please read it carefully before making an investment decision.
STOCK ORDER & CERTIFICATION FORM: Use this form to subscribe for common stock and mail it, along with full payment for the shares (or appropriate instructions authorizing withdrawal from a deposit account with Northfield Bank), to Northfield Bancorp, Inc. in the enclosed postage-paid envelope marked “STOCK ORDER RETURN,” or return it to the Stock Information Center of Northfield Bank located at xxxxxxxxxx. Stock order forms will not be accepted at any of our branch offices. Your order must be physically received (not postmarked) by Northfield Bancorp, Inc.’s Stock Information Center no later than XX:00 x.m., Eastern time, on XXXday, September XX, 2007.
We are pleased to offer you this opportunity to become one of our shareholders. If you have any questions regarding the stock offering or the prospectus, please call our stock information center at (XXX) XXX-XXXX, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern time. Please note that the stock information center will open on Xxxday, August xxth.

Sincerely,

John W. Alexander
Chairman, President and
Chief Executive Officer
The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.
This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus.

[Sandler O’Neill & Partners, L.P.]
Dear Customer of Northfield Bank:
At the request of Northfield Bank and its holding company, Northfield Bancorp, Inc., we have enclosed material regarding the offering of shares of common stock by Northfield Bancorp, Inc. These materials include a prospectus and a stock order and certification form, which offer you the opportunity to subscribe for shares of common stock of Northfield Bancorp, Inc.
Please read the prospectus carefully before making an investment decision. If you decide to subscribe for shares, you must return the properly completed and signed stock order and certification form, along with full payment for the shares (or appropriate instructions authorizing withdrawal from a deposit account with Northfield Bank) to Northfield Bancorp, Inc. in the accompanying postage-paid envelope marked “STOCK ORDER RETURN,” or return it to the Stock Information Center of Northfield Bank located at xxxxxxxxxx. Stock order forms will not be accepted at any of our branch offices. Your order must be physically received (not postmarked) by Northfield Bancorp, Inc.’s Stock Information Center no later than XX:00 x.m., Eastern time, on XXXday, September XX, 2007. If you have any questions after reading the enclosed material, please call the stock information center at (XXX) XXX-XXXX, Monday through Friday, between the hours of 10:00 a.m. and XX:00 x.m., Eastern time and ask for a Sandler O’Neill representative. Please note that the stock information center will open on Xxxday, August xxth.
We have been asked to forward these documents to you in view of certain requirements of the securities laws of your jurisdiction. We should not be understood as recommending or soliciting in any way any action by you with regard to the enclosed material.

Sandler O’Neill & Partners, L.P.
The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.
This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus.
Enclosures

Questions & Answers About the Stock Issuance
Northfield Bancorp, Inc.
Questions & Answers
About the Stock Offering
Northfield Bancorp, Inc., the holding company for Northfield Bank, is offering shares of its common stock for sale in a minority stock offering. A majority of our shares will be held by Northfield Bancorp, MHC. We are raising capital to support Northfield Bank’s future growth. In addition, as part of the stock offering and in furtherance of our long-standing commitment to our local community, we intend to establish and fund, through a contribution of cash and shares of our common stock, a charitable foundation to be known as Northfield Bank Foundation. The foundation will be dedicated to the promotion of charitable causes within the communities in which we operate.
Effect on Deposits and Loans
Q.	Will the offering affect any of my deposit accounts or loans?
A.	No. The offering will have no effect on the balance or terms of any deposit account. Your deposits will continue to be federally insured to the fullest extent permissible by law. The terms, including interest rate, of your loans with us will also be unaffected by the offering.
About The Shares of Common Stock
Investment in our shares of common stock involves certain risks. For a discussion of these risks and other factors, investors are urged to read the accompanying prospectus, particularly the section entitled “Risk Factors.”
Q.	Who can purchase shares of common stock?
A.	The shares of common stock of Northfield Bancorp, Inc. will be offered in the Subscription Offering in the following order of priority:
1.	Eligible Account Holders — depositors of Northfield Bank with accounts totaling $50.00 or more on the close of business on March 31, 2006;

2.	Tax-qualified benefit plans of Northfield Bank, including the employee stock ownership plan;

3.	Supplemental Eligible Account Holders — depositors of Northfield Bank with accounts totaling $50.00 or more on the close of business on June 30, 2007.

4.	Other Members — depositors who had accounts at Northfield Bank with aggregate balances of at least $50.00 as of the close of business on July 31, 2007.

Upon completion of the subscription offering, shares of common stock that are not sold in the subscription offering, if any, will be offered first to certain members of the general public in a community offering and then, to the extent any shares remain, to the general public in a syndicated community offering and/or an underwritten public offering.
Q.	Am I guaranteed to receive shares of common stock by placing an order?

A.	No. It is possible that orders received during the offering period will exceed the number of shares of common stock being sold. Such an oversubscription would result in shares of common stock being allocated among subscribers starting with subscribers who are Eligible Account Holders. If the offering is oversubscribed in the subscription offering, no orders received in the community offering will be filled.

Q.	Will any account I hold with Northfield Bank be converted into stock?

A.	No. All accounts remain as they were prior to the offering.

Q.	How many shares of common stock are being offered, and at what price?

A.	Northfield Bancorp, Inc. is offering for sale up to 18,616,936 shares of common stock at a subscription price of $10 per share. Under certain circumstances, Northfield Bancorp, Inc. may increase the maximum and sell up to 21,409,476 shares.

Q.	How much common stock can I purchase?

A.	The minimum purchase is $250 (25 shares). As more fully discussed in the stock issuance plan and the prospectus, the maximum purchase by any person in the subscription or community offering is $250,000 (25,000 shares); no person by himself or herself, with an associate or group of persons acting in concert, may purchase more than $500,000 (50,000 shares) of common stock in the offering.

Q.	How do I order shares of common stock?

A.	You may subscribe for shares of common stock by completing and returning the stock order and certification form, together with your payment, either in person to the Stock Information Center of Northfield Bank or by mail in the postage-paid envelope marked “STOCK ORDER RETURN.” Stock order forms will only be accepted at the Stock Information Center located at xxxxxxxxxx. Stock order forms will not be accepted at any branch offices.

Q.	How can I pay for my shares of common stock?

A.	You can pay for the common stock by check, cash, money order, or withdrawal from your deposit account or certificate of deposit at Northfield Bank. Checks and money orders should be made payable to Northfield Bancorp, Inc. Withdrawals from a deposit account or a certificate of deposit at Northfield Bank to buy shares of common stock may be made without penalty. If you choose to pay by cash, you must deliver the stock order and certification form and payment in person to the main office of Northfield Bank and it will be exchanged for a bank check or money order. Please do not send cash in the mail.

Q.	When is the deadline to subscribe for shares of common stock?

A.	An executed stock order and certification form with the required full payment must be physically received (not postmarked) by Northfield Bancorp, Inc. no later than XX:00 x.m., Eastern time, on XXXday, September XX, 2007.

Q.	Can I subscribe for shares of common stock using funds in my IRA at Northfield Bank?

A.	Federal regulations do not permit the purchase of common stock with your existing IRA account at Northfield Bank. To use such funds to subscribe for shares of common stock, you need to establish a “self directed” trust account with an unaffiliated trustee. The transfer of such funds takes time, so please make arrangements as soon as possible. However, if you intend to use other funds to subscribe for common stock due to your eligibility as an IRA account holder, you need not close and transfer the IRA account. Please call our stock information center if you require additional information.

Q.	Can I subscribe for shares of common stock and add someone else who is not on my account to my stock registration?

A.	No. Federal law prohibits the transfer of subscription rights. With the exception of certain orders by depositors who are natural persons through IRA, Keogh or 401(k) plans, adding the names of other persons who are not owners of your qualifying account(s) will result in the loss of your subscription rights and could result in legal action against you. We will pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and we will not honor orders known by us to involve the transfer of these rights.

Q.	Can I subscribe for shares of common stock in my name alone if I have a joint account?

A.	No. With the exception of certain orders placed through an IRA, Keogh or 401(k) plan, a name can be deleted only in the event of the death of a named eligible depositor.

Q.	Can I use my Northfield Bank home equity line of credit to subscribe for shares of common stock?

A.	No. Northfield Bank cannot knowingly lend funds to anyone for them to subscribe for shares. This includes the use of funds available through a Northfield Bank home equity line of credit.

Q.	Will payments for shares of common stock earn interest until the stock offering closes?

A.	Yes. Any payment made in cash or by check or money order will earn interest at Northfield Bank’s passbook savings rate from the date of receipt to the completion or termination of the stock offering. Depositors who elect to pay for their shares of common stock by a withdrawal authorization will receive interest at the contractual rate on the account until the completion or termination of the stock offering.

Q.	Will dividends be paid on the shares of common stock?

A.	Northfield Bancorp, Inc. has not yet established a cash dividend policy or determined the amount that may be paid or when payments may begin.

Q.	Will my shares of common stock be covered by deposit insurance?

A.	No.

Q.	Where will the shares of common stock be traded?

A.	Following the completion of the stock offering, our shares of common stock are expected to trade on the Nasdaq Global Select Market under the symbol “NFBK.”

Q.	Can I change my mind after I place an order to subscribe for shares of common stock?

A.	No. After receipt, your order may not be modified or withdrawn.

About The Charitable Foundation

Q.	What is the Northfield Bank Foundation and why is it being established?

A.	In keeping with our long-standing commitment to our community, the stock issuance plan provides for the establishment and funding of a charitable foundation to be known as Northfield Bank Foundation. The foundation’s primary function will be to support inner city education and redevelopment.

Additional Information

Q.	What if I have additional questions or require more information?

A.	Northfield Bancorp, Inc.’s prospectus that accompanies this brochure describes the stock offering in detail. Please read the prospectus carefully before subscribing for stock. If you have any questions after reading the enclosed material, you may call our stock information center at (XXX) XXX-XXXX, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern time. Please note that the stock information center will open on Xxxday, August xxth. Additional material may only be obtained from the stock information center.
To ensure that each purchaser in the subscription and community offering receives a prospectus at least 48 hours before the applicable expiration date, in accordance with Rule 15c2-8 of the Securities Exchange Act of 1934, as amended, no prospectus will be mailed any later than five days prior to such date or hand delivered any later than two days prior to such date.
The shares of common stock offered in the stock offering are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.
This is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus.

Northfield Bancorp, Inc. [logo]
Subscription & Community Offering
Stock Order Form

Northfield Bancorp, Inc.
Stock Information Center
xxxxxxxxxx
Xxx, New York xxxxx
(XXX) XXX-XXXX

Expiration Date
for Stock Order Forms:
XXXday, September XX, 2007
XX:00 x.m., Eastern time
(received not postmarked)

IMPORTANT: A properly completed original stock order form must be used to subscribe for common stock. Copies of this form are not required to be accepted. Please read the Stock Ownership Guide and Stock Order Form Instructions as you complete this form.

(1) Number of Shares	Subscription Price	(2) Total Payment Due
	X 10.00 =	$

Minimum number of shares: 25 shares ($250)
Maximum number of shares: 25,000 shares ($250,000)
Maximum number of shares for associates or group acting in concert: 50,000 shares ($500,000)
See Instructions.

(3) Employee/Officer/Director Information

☐ Check here if you are an employee, officer or director of Northfield Bancorp, Inc. or a member of such person's immediate family living in the same household.

(4) Method of Payment by Check
Enclosed is a check, bank draft or money order payable to Northfield Bancorp, Inc. in the amount indicated in this box.

Total Check Amount $.

(5) Method of Payment by Withdrawal - The undersigned authorizes withdrawal from the following account(s) at Northfield Bank. There is no early withdrawal penalty for this form of payment. Funds in an Individual Retirement Account maintained at Northfield Bank cannot be used unless special transfer arrangements are made.

Bank Use	Account Number(s) To Withdraw	$ Withdrawal Amount
		$.
		$.

(6) Purchaser Information

Subscription Offering - Check here and list account(s) below if you had:

☐ a. A deposit account(s) totaling $50.00 or more on the close of business March 31, 2006 ("Eligible Account Holder").

☐ b. A deposit account(s) totaling $50.00 or more on the close of business June 30, 2007 but you are not an Eligible Account Holder ("Supplemental Eligible Account Holder").

☐ c. A deposit account(s) totaling $50.00 or more on the close of business July 31, 2007 but you are not an Eligible Account Holder or Supplemental Eligible Account Holder ("Other Member").

Community Offering - Check here if you are:

☐ d. A community member (Indicate county of residence in #9 below).

PLEASE NOTE: FAILURE TO LIST ALL YOUR ACCOUNTS MAY RESULT IN THE LOSS OF PART OR ALL OF YOUR SUBSCRIPTION RIGHTS. SEE REVERSE SIDE FOR ADDITIONAL SPACE.

Bank Use	Account Number(s)	Account Title (Name(s) on Account)

(7) Form of Stock Ownership & SS# or Tax ID#:

☐ Individual ☐ Joint Tenants ☐ Tenants in Common ☐ Fiduciary (i.e., trust, estate)
☐ Uniform Transfers to Minors Act (Indicate SS# of Minor only) ☐ Company/Corporation/ Partnership ☐ IRA or other qualified plan (Both Tax ID# & SS# for IRAs)

SS#/Tax ID# ➡
SS#/Tax ID# ➡

(8) Stock Registration & Address:

Name and address to appear on stock certificate.
Shares must be registered as reflected on your qualifying account.
Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights (with certain exceptions for IRA and Keogh purchases).

Name:	
Name Continued:	
Mail to- Street:	
City:	State: Zip Code:

(9) Telephone Daytime/Evening ( ) -- ( ) -- County of Residence

(10) ☐ **NASD Affiliation** - Check here if you are a member of the National Association of Securities Dealers, Inc. ("NASD"), a person affiliated, or associated, with a NASD member, (continued on reverse side)

(11) ☐ **Associates/Acting in Concert** - Check here and complete the reverse side of this form if you or any associates or persons acting in concert with you have submitted other orders for shares.

(12) Acknowledgement - To be effective, this stock order form and certification form on the reverse side must be properly completed and physically received (not postmarked) by Northfield Bancorp, Inc. no later than XX:00 x.m. Eastern time, on XXXday, September XX, 2007, unless extended; otherwise this stock order form and all subscription rights will be void. The undersigned agrees that after receipt by Northfield Bancorp, Inc., this stock order form may not be modified, withdrawn or canceled without Northfield Bancorp, Inc.'s consent and if authorization to withdraw from deposit accounts at Northfield Bank has been given as payment for shares, the amount authorized for withdrawal shall not otherwise be available for withdrawal by the undersigned. Under penalty of perjury, I hereby certify that the Social Security or Tax ID Number and the information provided on this stock order form are true, correct and complete and that I am not subject to back-up withholding. It is understood that this stock order form will be accepted in accordance with, and subject to, the terms and conditions of the stock issuance plan of Northfield Bancorp, Inc. described in the accompanying prospectus. The undersigned hereby acknowledges receipt of the prospectus at least 48 hours prior to execution and delivery of this stock order form to Northfield Bancorp, Inc.

Federal regulations prohibit any person from transferring, or entering into any agreement, directly or indirectly, to transfer the legal or beneficial ownership of subscription rights or the underlying securities to the account of another. Northfield Bank, Northfield Bancorp, Inc. and Northfield Bancorp, MHC will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve such transfer. Under penalty of perjury, I certify that I am purchasing shares solely for my account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares.

Bank Use

SIGNATURE REQUIRED ON REVERSE SIDE ALSO

Signature ➡	Date	**Signature** ➡	Date

Item (6) Purchaser Account Information continued:

Bank Use	Account Number(s)	Account Title (Name(s) on Account)

Item (10) NASD continued:

a member of the immediate family of any such person to whose support such person contributes, directly or indirectly, or the holder of an account in which a NASD member or person associated with a NASD member has a beneficial interest. You agree, if you have checked the NASD Affiliation box, to report this subscription in writing to the applicable NASD member within one day of payment therefor.

Item (11) Associates/Acting In Concert continued:

If you checked the box in item #11 on the reverse side of this form, list below all other orders submitted by you or associates (as defined below) or by persons acting in concert with you (also defined below).

Name(s) listed on other stock order forms	Number of shares ordered

__Associate__ - The term "associate" of a particular person means:

(1) any corporation or organization, other than Northfield Bancorp, MHC, NSB Holding Corp., Northfield Bancorp, Inc. or Northfield Bank or a majority-owned subsidiary of Northfield Bancorp, MHC, NSB Holding Corp., Northfield Bancorp, Inc. or Northfield Bank, of which a person is a senior officer or partner, or beneficially owns, directly or indirectly, 10% or more of any class of equity securities of the corporation or organization;

(2) any trust or other estate if the person has a substantial beneficial interest in the trust or estate or is a trustee or fiduciary of the estate. For purposes of Office of Thrift Supervision Regulations Sections 563b.370, 563b.380, 563b.385, 563b.390 and 563b.505, a person who has a substantial beneficial interest in one of our tax-qualified or non-tax-qualified employee plans, or who is a trustee or fiduciary of the plan is not an associate of the plan. For purposes of Section 563b.370 of the Office of Thrift Supervision Regulations, our tax-qualified employee plans are not associates of a person;

(3) any person who is related by blood or marriage to such person and (i) who lives in the same house as the person; or (ii) who is a director or senior officer of Northfield Bancorp, MHC, Northfield Bancorp, Inc. or Northfield Bank or a subsidiary thereof; and

(4) any person acting in concert with the persons or entities specified above.

__Acting in concert__ – The term "acting in concert" means:

(1) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement; or

(2) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise.

A person or company that acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any of our tax-qualified employee plans will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

We may presume that certain persons are acting in concert based upon various facts, among other things, joint account relationships and the fact that persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies.

YOU MUST SIGN THE FOLLOWING CERTIFICATION IN ORDER TO PURCHASE STOCK

CERTIFICATION FORM

I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND IS NOT INSURED OR GUARANTEED BY NORTHFIELD BANCORP, MHC, NORTHFIELD BANCORP, INC., NORTHFIELD BANK, THE FEDERAL GOVERNMENT OR BY ANY GOVERNMENT AGENCY. THE ENTIRE AMOUNT OF AN INVESTOR'S PRINCIPAL IS SUBJECT TO LOSS.

If anyone asserts that this security is federally insured or guaranteed, or is as safe as an insured deposit, I should call Robert C. Albanese, Regional Director of the Northeast Regional Office of the Office of Thrift Supervision at (201) 413-1000.

I further certify that, before purchasing the common stock, par value $0.01 per share, of Northfield Bancorp, Inc. (the "Company"), the holding company for Northfield Bank, I received a prospectus of the Company dated August xx, 2007 relating to such offer of common stock.

The prospectus that I received contains disclosure concerning the nature of the common stock being offered by the Company and describes in the "Risk Factors" section beginning on page __, the risks involved in the investment in this common stock, including but not limited to the following:

(By Executing this Certification Form the Investor is Not Waiving Any Rights Under the Federal Securities Laws, Including the Securities Act of 1933 and the Securities Exchange Act of 1934)

Signature	Date	Signature	Date
Print Name		Print Name	

THIS CERTIFICATION MUST BE SIGNED IN ORDER TO PURCHASE STOCK

Northfield Bancorp, Inc. [LOGO]
Stock Ownership Guide
Individual
Include the first name, middle initial and last name of the shareholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as “Mrs.”, “Mr.”, “Dr.”, “special account”, “single person”, etc.
Joint Tenants
Joint tenants with right of survivorship may be specified to identify two or more owners. When stock is held by joint tenants with right of survivorship, ownership is intended to pass automatically to the surviving joint tenant(s) upon the death of any joint tenant. All parties must agree to the transfer or sale of shares held by joint tenants.
Tenants in Common
Tenants in common may also be specified to identify two or more owners. When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common.
Uniform Transfers to Minors Act (“UTMA”)
Stock may be held in the name of a custodian for a minor under the Uniform Transfers to Minors Act of each state. There may be only one custodian and one minor designated on a stock certificate. The standard abbreviation for Custodian is “CUST”, while the Uniform Transfers to Minors Act is “UTMA”. Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state. For example, stock held by John Doe as custodian for Susan Doe under the New York Uniform Transfers to Minors Act will be abbreviated John Doe, CUST Susan Doe UTMA NY (use minor’s social security number).
Fiduciaries
Information provided with respect to stock to be held in a fiduciary capacity must contain the following:
· The name(s) of the fiduciary. If an individual, list the first name, middle initial and last name. If a corporation, list the full corporate title (name). If an individual and a corporation, list the corporation’s title before the individual.
· The fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, committee, etc.
· A description of the document governing the fiduciary relationship, such as a trust agreement or court order. Documentation establishing a fiduciary relationship may be required to register your stock in a fiduciary capacity.
· The date of the document governing the relationship, except that the date of a trust created by a will need not be included in the description.
· The name of the maker, donor or testator and the name of the beneficiary.
An example of fiduciary ownership of stock in the case of a trust is: John Doe, Trustee Under Agreement Dated 10-1-93 for Susan Doe.
Stock Order Form Instructions
Items 1 and 2 — Number of Shares and Total Payment Due
Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $10 per share. The minimum purchase in the subscription offering is $250 (25 shares) of common stock. As more fully described in the stock issuance plan outlined in the prospectus, the maximum purchase in any category of the subscription offering is $250,000 (25,000 shares) of common stock, and the maximum purchase in the community offering (if held) by any person, is $250,000 (25,000 shares) of common stock. However, no person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than $500,000 (50,000 shares) of common stock.
Item 3 — Employee/Officer/Director Information
Check this box to indicate whether you are an employee, officer or director of Northfield Bancorp, Inc. or a member of such person’s immediate family living in the same household.
Item 4 — Method of Payment by Check
If you pay for your stock by check, bank draft or money order, indicate the total amount in this box. Payment for shares may be made by check, bank draft or money order payable to Northfield Bank. Payment in cash may be made only if delivered in person. Your funds will earn interest at Northfield Bank ’s passbook savings rate of interest until the stock offering is completed.
Item 5 — Method of Payment by Withdrawal
If you pay for your stock by a withdrawal from a deposit account at Northfield Bank, indicate the account number(s) and the amount of your withdrawal authorization for each account. The total amount withdrawn should equal the amount of your stock purchase. There will be no penalty assessed for early withdrawals from certificate accounts used for stock purchases. This form of payment may not be used if your account is an Individual Retirement Account.
Item 6 – Purchaser Information
Subscription Offering
a. Check this box if you had a deposit account(s) totaling $50.00 or more on the close of business March 31, 2006 (“Eligible Account Holder”).
b. Check this box if you had a deposit account(s) totaling $50.00 or more on the close of business June 30, 2007 but you are not an Eligible Account Holder (“Supplemental Eligible Account Holder”).
c. Check this box if you had a deposit account(s) totaling $50.00 or more on the close of business July 31, 2007 but you are not an Eligible Account Holder or Supplemental Account Holder (“Other Member”).
Please list all account numbers and all names on accounts you had on these dates in order to insure proper identification of your purchase rights.
Note: Failure to list all your accounts may result in the loss of part or all of your subscription rights. Community Offering
c. Check this box if you are a community member (Indicate county of residence in item 9).
Items 7 and 8 — Form of Stock Ownership, SS# or Tax ID#, Stock Registration and Mailing Address
Check the box that applies to your requested form of stock ownership and indicate your social security or tax ID number(s) in item 7. Complete the requested stock certificate registration, mailing address in item 8. The stock transfer industry has developed a uniform system of shareholder registrations that will be used in the issuance of your common stock. If you have any questions regarding the registration of your stock, please consult your legal advisor. Stock ownership must be registered in one of the ways described above under “Stock Ownership Guide.” Shares must be registered as reflected on your qualifying account. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights. (With certain exceptions for certain IRA, Keogh and 401(k) plan purchases).
Item 9 – Telephone Number(s) and County
Indicate your daytime and evening telephone number(s) and county. We may need to call you if we have any questions regarding your order or we cannot execute your order as given.
Item 10 — NASD Affiliation
Check this box if you are a member of the NASD or if this item otherwise applies to you.
Item 11 – Associates/Acting in Concert
Check this box if you or any associate or person acting in concert with you (as defined on the reverse side of the stock order form) has submitted another order for shares and complete the reverse side of the stock form.
Item 12 – Acknowledgement
Sign and date the stock order form and certification form where indicated. Before you sign, review the stock order and certification form, including the acknowledgement. Normally, one signature is required. An additional signature is required only when payment is to be made by withdrawal from a deposit account that requires multiple signatures to withdraw funds.
Your properly completed, signed stock order form and certification form and payment in full (or withdrawal authorization) at the subscription price must be physically received (not postmarked) by Northfield Bancorp, Inc. no later than XX:00 x.m., Eastern time, on XXXday, September XX, 2007 or it will become void. Delivery Instructions: You may deliver your stock order form by mail using the enclosed stock order return envelope, or by overnight delivery or hand delivery to the stock information center address indicated on the front of the stock order form.
Stock order forms will not be accepted at any of our branch offices.
If you have any remaining questions, or if you would like assistance in completing your stock order form, you may call our stock information center at (XXX) XXX-XXXX,
Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., New York, time. Please note that the stock information center will open on ___, August xxth.
Northfield Bancorp, Inc. Stock Information Center xxxxxxxxxx Xxx, NY xxxxx

Read This First
Office of Thrift Supervision Guidance for Accountholders
Your financial institution is in the process of selling stock to the public, in either a mutual-to-stock conversion or a stock issuance by a subsidiary of a mutual holding company. As an accountholder at this institution, you have certain priority subscription rights to purchase stock in the offering. These priority subscription rights are non-transferable. If you subscribe for stock, you will be asked to sign a statement that the purchase is for your own account, and that you have no agreement or understanding regarding the subsequent sale or transfer of any shares you receive.
On occasion, unscrupulous people attempt to persuade accountholders to transfer subscription rights, or to purchase shares in the offering based on the understanding that the shares will subsequently be transferred to others. Such arrangements violate federal regulations. If you participate in these schemes, you are breaking the law and may be subject to prosecution. If someone attempts to persuade you to participate in such a scheme, please contact the Office of Thrift Supervision (OTS) at (202) 906-6202. The OTS is very interested in ensuring that the prohibitions on transfer of subscription rights are not violated.
How will you know if you are being approached illegally? Typically, a fraudulent opportunist will approach you and offer to “loan” you money to purchase a significant amount of stock in the offering. In exchange for that “loan” you most likely will be asked either to transfer control of any stock purchased with that money to an account the other person controls, or sell the stock and give the majority of the profits to the other person. You may be told, untruthfully, that there is no risk to you, that the practice is common, and even if you are caught, that your legal expenses will be covered.
Below is a list of some key concepts that you should keep in mind when considering whether to participate in a mutual-to-stock conversion or stock issuance by a mutual holding company subsidiary. If you have questions, please contact the stock information center listed elsewhere in the literature you are receiving. Alternatively, you can contact us at: ombudsman@ots.treas.gov.
What Investors Need to Know
Key concepts for investors to bear in mind when considering whether to participate in a conversion offering, or a stock offering by a subsidiary of a mutual holding company, include the following:
•	Know the Rules — By law, accountholders cannot sell or transfer their priority subscription rights, or the stock itself, prior to the completion of a financial institution’s conversion. Moreover, accountholders cannot enter into agreements or arrangements to sell or transfer either their subscription rights or the underlying conversion stock.

•	“Neither a Borrower nor a Lender Be” — If someone offers to lend you money so that you can participate — or participate more fully — in a conversion, be extremely wary. Be even more wary if the source of the money is someone you do not know. The loan agreement may make you unable to certify truthfully that you are the true holder of the subscription rights and the true purchaser of the stock and that you have no agreements regarding the sale or transfer of the stock.

•	Watch Out for Opportunists — The opportunist may tell you that he or she is a lawyer — or a consultant or a professional investor or some similarly impressive tale — who has experience with similar mutual conversion transactions. The opportunist may go to extreme lengths to assure you that the arrangement you are entering into is legitimate. They might tell you that they have done scores of these transactions and that this is simply how they work. Or they might downplay the warnings or restrictions in the prospectus or order form, telling you that “everyone” enters into such agreements or that the deal they are offering is legitimate. They may also tell you that you have no risk in the transaction. The cold, hard truth is that these are lies, and if you participate, you are breaking the law.

•	Get the Facts from the Source — If you have any questions about the securities offering, ask the savings bank or savings association for more information. If you have any doubts about a transaction proposed to you by someone else, ask the financial institution whether the proposed arrangement is proper. You may be able to find helpful resources on the institution’s website or by visiting a branch office.

The bottom line for investors is always to remember that if an opportunity sounds too good to be true, it probably is too good to be true.

[Northfield Bancorp, Inc.]
                    , 2007
Dear                     :
Northfield Bancorp, Inc., the holding company for Northfield Bank, is offering shares of common stock in a minority stock offering. We are raising capital to support Northfield Bank’s future growth.
To learn more about the stock offering you are cordially invited to join members of our senior management team at a community meeting to be held on___at ___:00 _._.
A member of our staff will be calling to confirm your interest in attending the meeting.
If you would like additional information regarding the meeting or our stock offering, please call our stock information center at (___) ___-___, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern time. Please note that the stock information center will open on Xxxday, August xxth.
Sincerely,
John W. Alexander
Chairman, President and
Chief Executive Officer
The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.
This correspondence is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus.
(Printed by Stock Information Center)

[Northfield Bancorp, Inc.]
                    , 2007
Dear Subscriber:
We hereby acknowledge receipt of your order for shares of Northfield Bancorp, Inc. common stock.
At this time, we cannot confirm the number of shares of Northfield Bancorp, Inc. common stock that will be issued to you. Following completion of the stock offering, shares will be allocated in accordance with the stock issuance plan.
If you have any questions, please call our stock information center at (XXX) XXX-XXXX.
Northfield Bancorp, Inc.
Stock Information Center
The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.
(Printed by Stock Information Center)

[Northfield Bancorp, Inc.]
                    , 2007
Dear Shareholder:
Our subscription offering has been completed and we are pleased to confirm your subscription for shares at a price of $10.00 per share. If your subscription was paid for by check, interest and any refund due to you will be mailed promptly.
The closing of the transaction occurred on ___, 2007; this is your stock purchase date. Trading will commence on the Nasdaq Global Select Market under the symbol “NFBK” on ___, 2007.
Thank you for supporting our stock offering. We appreciate your confidence in Northfield Bancorp, Inc. Your stock certificate will be mailed to you shortly.
Northfield Bancorp, Inc.
Stock Information Center
The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.
(Printed by Stock Information Center)

[Northfield Bancorp, Inc.]
                    , 2007
Dear Interested Investor:
We recently completed our subscription offering. Unfortunately, due to the response from our Eligible Account Holders, stock was not available for our Supplemental Eligible Account Holders, Other Members, or community friends. If your subscription was paid for by check, a refund of any balance due to you with interest will be mailed promptly.
We appreciate your interest in Northfield Bancorp, Inc. and hope you become an owner of our stock in the future. The stock has been approved for trading on the Nasdaq Global Select Market under the symbol “NFBK.”
Northfield Bancorp, Inc.
Stock Information Center
The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.
(Printed by Stock Information Center)

[Northfield Bancorp, Inc.]
                    , 2007
Welcome Shareholder:
We are pleased to enclose your stock certificate representing your shares of common stock of Northfield Bancorp, Inc. Please examine your stock certificate to be certain that it is properly registered. If you have any questions about your certificate, you should contact the Transfer Agent immediately at the following address:
xxxxxxxxxx
Investor Relations Department
Xx xxxxxx
Xxxxxxx xx xxxxx
1 (800) xxx-xxxx
email: info@xxxx.com
Please remember that your certificate is a negotiable security that should be stored in a secure place, such as a safe deposit box, or deposited into your brokerage account.
On behalf of the Board of Directors, officers and employees of Northfield Bancorp, Inc., thank you for your confidence and willingness to share in the future of our organization.
Sincerely,
John W. Alexander
Chairman, President and
Chief Executive Officer
The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.
(Printed by Stock Information Center)

[Northfield Bancorp, Inc.]
                    , 2007
Dear Interested Subscriber:
We regret to inform you that Northfield Bancorp, Inc., the holding company for Northfield Bank, did not accept your order for shares of Northfield Bancorp, Inc. common stock in its community offering. This action is in accordance with our stock issuance plan, which gives Northfield Bancorp, Inc. the absolute right to reject the order of any person, in whole or in part, in the community offering.
If your subscription was paid for by check, enclosed is your original check.
Northfield Bancorp, Inc.
Stock Information Center
The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.
(Printed by Stock Information Center)

[Sandler O’Neill & Partners, L. P.]
                    , 2007
To Our Friends:
We are enclosing materials in connection with the stock offering by Northfield Bancorp, Inc., the holding company for Northfield Bank. Northfield Bancorp, Inc. is raising capital to support Northfield Bank’s future growth.
Sandler O’Neill & Partners, L.P. is acting as financial and marketing advisor in connection with the subscription offering, which will conclude at XX:00 X.M., Eastern time, on September xx, 2007. In the event that all the stock is not sold in the subscription and community offering, Sandler O’Neill may form and manage a syndicated community offering to sell the remaining stock.
Members of the general public are eligible to participate. If you have any questions about this transaction, please do not hesitate to call.
Sandler O’Neill & Partners, L.P.
The shares of common stock being offered are not savings accounts or deposits and are not insured or guaranteed by Northfield Bank, Northfield Bancorp, Inc., Northfield Bancorp, MHC, the Federal Deposit Insurance Corporation or any other government agency.
This correspondence is not an offer to sell or a solicitation of an offer to buy shares of common stock. The offer is made only by the prospectus.
(Printed by Sandler O’Neill)